Exhibit 10.3

FORM OF EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

BECTON, DICKINSON AND COMPANY

AND

EMBECTA CORP.

DATED AS OF [•], 2022

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Section 9.04.	Further Assurances	24
Section 9.05.	Reimbursement of Costs and Expenses	24
Section 9.06.	Dispute Resolution	24
Section 9.07.	Third-Party Beneficiaries	24
Section 9.08.	Incorporation of Separation Agreement Provisions	24

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of [•], 2022 (this “Agreement”), is by and between Becton, Dickinson and Company, a New Jersey corporation (“Parent”), and Embecta Corp., a Delaware corporation (“SpinCo”).

R E C I T A L S:

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the outstanding SpinCo Shares owned by Parent (the “Distribution”);

WHEREAS, in order to effectuate the Separation and Distribution, Parent and SpinCo have entered into a Separation Agreement, dated as of [•] (the “Separation Agreement”);

WHEREAS, in addition to the matters addressed by the Separation Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation Agreement and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and Distribution, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 9.08.

“Applicable Exchange” shall mean the securities exchange as may at the applicable time be the principal market for Parent Shares or SpinCo Shares, as applicable.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee or Former Employee, or to any family member, dependent, or beneficiary of any such Employee or Former Employee, including cash or deferred arrangement plans, profit sharing plans, post-employment programs, pension plans, thrift plans, supplemental pension plans, welfare plans, stock option, stock purchase, stock appreciation rights, restricted stock, restricted stock units, performance stock units, other equity-based compensation and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs, policies or individual agreements.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Distribution” shall have the meaning set forth in the Recitals.

“Employee” shall mean any Parent Group Employee or SpinCo Group Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Former Employee” shall mean any individual who is a former employee of the Parent Group as of the Effective Time and who is not a SpinCo Group Employee.

“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” shall mean any individual (a) employment contract or offer letter, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of Taxes and living standards in the host country), or (d) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the Parent Group and a SpinCo Group Employee, as in effect immediately prior to the Effective Time.

“Labor Agreement” shall have the meaning set forth in Section 2.01.

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” shall mean the BD 401(k) Plan.

“Parent Awards” shall mean Parent SAR Awards, Parent PSU Awards, and Parent TVU Awards, collectively.

“Parent Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Parent or any of its Subsidiaries immediately prior to the Effective Time, but excluding any SpinCo Benefit Plan.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Compensation Committee” shall mean the Compensation Committee of the Parent Board.

“Parent Deferred Compensation Plan” shall mean the Deferred Compensation and Retirement Benefit Restoration Plan.

“Parent Directors’ Plan” shall mean the 1996 Directors’ Deferral Plan.

“Parent Defined Benefit Plan” shall mean the BD Retirement Plan.

“Parent Group Employees” shall have the meaning set forth in Section 3.01(a)(ii).

“Parent LTIP” shall mean the 2004 Employee and Director Equity-Based Compensation Plan and the Stock Award Plan.

“Parent Non-Employee Director” means an individual who serves or served as a non-employee director of the Parent Board.

“Parent PSU Award” shall mean an award of performance-based restricted stock units granted pursuant to a Parent LTIP that is outstanding as of immediately prior to the Effective Time.

“Parent Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the Post-Separation Parent Stock Value.

“Parent TVU Award” shall mean an award of time-based restricted stock units granted pursuant to a Parent LTIP that is outstanding as of immediately prior to the Effective Time.

“Parent SAR” shall mean a stock appreciation right corresponding to shares of common stock of Parent granted under a Parent LTIP that is outstanding as of immediately prior to the Effective Time.

“Parent Welfare Plan” shall mean any Parent Benefit Plan which is a Welfare Plan.

“Parties” shall mean the parties to this Agreement.

“Post-Separation Parent Awards” shall mean Post-Separation Parent SAR Awards, and Post-Separation Parent TVU Awards, collectively.

“Post-Separation Parent TVU Award” shall mean a Parent TVU Award adjusted as of the Effective Time in accordance with Section 4.02(b).

“Post-Separation Parent SAR Award” shall mean a Parent SAR Award adjusted as of the Effective Time in accordance with Section 4.02(a).

“Post-Separation Parent Stock Value” shall mean the volume-weighted average trading price of Parent Shares trading on the Applicable Exchange on the trading day that immediately follows the effective time of the Distribution, as reported by Bloomberg, L.P.

“Pre-Separation Parent Stock Value” shall mean the closing price of Parent Shares trading on the Applicable Exchange on the trading day that immediately precedes the effective time of the Distribution, as reported by Bloomberg, L.P.

“QDRO” shall mean a qualified domestic relations order within the meaning of Section 206(d) of ERISA and Section 414(p) of the Code.

“Requesting Party” shall have the meaning set forth in Section 9.05.

“Restricted Employees” shall have the meaning set forth in Section 3.03.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo 401(k) Plan” shall mean The Embecta 401(k) Plan.

“SpinCo 401(k) Trust” shall have the meaning set forth in Section 5.01(a).

“SpinCo Awards” shall mean SpinCo SAR Awards and SpinCo TVU Awards, collectively.

“SpinCo Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the SpinCo Group as of or after the Effective Time, including any Benefit Plans retained or adopted by SpinCo pursuant to Section 2.03(a) and Section 2.03(b).

“SpinCo Deferred Compensation Plan” shall mean the SpinCo Deferred Compensation Plan, to be adopted by SpinCo as of the Effective Time pursuant to Section 2.03(a) and Article VI.

“SpinCo Delayed Employment Period” shall have the meaning set forth in Section 3.03.

“SpinCo Delayed Transfer Employee” shall have the meaning set forth in Section 3.03.

“SpinCo Directors’ Plan” shall mean the SpinCo Directors’ Plan, to be adopted by SpinCo as of the Effective Time pursuant to Section 2.03(a) and Article VI.

“SpinCo Group Employees” shall have the meaning set forth in Section 3.01(a)(i).

“SpinCo LTIP” shall mean the Embecta 2022 Employee and Director Equity-Based Compensation Plan, as established by SpinCo as of the Effective Time pursuant to Section 2.03(a) and Section 4.01.

“SpinCo PTO Plan” shall mean the plan established by SpinCo that provides paid time off benefits.

“SpinCo Restricted Stock Awards” shall mean an award of restricted stock assumed by SpinCo pursuant to the SpinCo LTIP in accordance with Section 4.02(c)(ii).

“SpinCo Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the SpinCo Stock Value.

“SpinCo Severance Plan” shall mean the plan established by SpinCo that provides severance and unemployment compensation benefits.

“SpinCo TVU Award” shall mean an award of time-based restricted stock units assumed pursuant to the SpinCo LTIP in accordance with Section 4.02(b)(ii) or Section 4.02(c)(ii).

“SpinCo SAR Award” shall mean an award of stock appreciation rights assumed pursuant to the SpinCo LTIP in accordance with Section 4.02(a)(ii).

“SpinCo Stock Value” shall mean the volume-weighted average trading price of SpinCo Shares trading on the Applicable Exchange on the trading day that immediately follows the effective time of the Distribution, as reported by Bloomberg, L.P.

“SpinCo Welfare Plan” shall mean a Welfare Plan established, sponsored, maintained or contributed to by any member of the SpinCo Group for the benefit of SpinCo Group Employees.

“Trading Sessions” shall mean the period of time during any given calendar day, commencing with the determination of the opening price on the Applicable Exchange and ending with the determination of the closing per-share price on the Applicable Exchange, in which trading in Parent Shares or SpinCo Shares (as applicable) is permitted on the Applicable Exchange.

“Transferred Account Balances” shall have the meaning set forth in Section 7.01(d).

“Transferred Director” shall mean each SpinCo non-employee director as of the Effective Time who served on the Parent Board immediately prior to the Effective Time.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, or flexible spending accounts.

“Welfare Transition Services Agreement” shall mean the Transition Services Agreement contemplated under Section 7.01.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01. General Principles. All provisions herein shall be subject to the requirements of all applicable Law and any collective bargaining, works council or similar agreement or arrangement with any labor union, works council or other labor representative (each, a “Labor Agreement”). Notwithstanding anything in this Agreement to the contrary, if the terms of a Labor Agreement or applicable Law require that any Assets or Liabilities be retained or assumed by, or transferred to, a Party in a manner that is different than what is set forth in this Agreement, such retention, assumption or transfer shall be made in accordance with the terms of such Labor Agreement and applicable Law and shall not be made as otherwise set forth in this Agreement; provided that, in such case, the Parties shall take all necessary action to preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement. The provisions of this Agreement shall apply in respect of all jurisdictions.

(a) Acceptance and Assumption of SpinCo Liabilities. Except as otherwise provided by this Agreement (and without limitation of Parent’s and SpinCo’s obligations under transition services arrangements), on or prior to the Effective Time, but in any case prior to the Distribution, SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a SpinCo Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any SpinCo Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a SpinCo Benefit Plan, taking into account the SpinCo Benefit Plan’s assumption of Liabilities with respect to SpinCo Group Employees that were originally the Liabilities of the corresponding Parent Benefit Plan with respect to periods prior to the Effective Time;

(iii) any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment of all SpinCo Group Employees; and

(iv) any and all Liabilities expressly assumed or retained by any member of the SpinCo Group pursuant to this Agreement.

(b) Acceptance and Assumption of Parent Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, Parent and certain members of the Parent Group designated by Parent shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Parent Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Parent Group Employees and Former Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a Parent Benefit Plan, taking into account a corresponding SpinCo Benefit Plan’s assumption of Liabilities with respect to SpinCo Group Employees that were originally the Liabilities of such Parent Benefit Plan with respect to periods prior to the Effective Time;

(iii) any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment of all Parent Group Employees and Former Employees; and

(iv) any and all Liabilities expressly assumed or retained by any member of the Parent Group pursuant to this Agreement.

(c) Unaddressed Liabilities. Nothing in this Agreement shall require a transfer of Liabilities with respect to a Benefit Plan except as specifically set forth herein or as otherwise required by applicable Law. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

(d) Non-U.S. Employees. SpinCo Group Employees who are residents outside of the United States or otherwise are subject to non-U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the SpinCo Group Employees, respectively, who are residents of the United States and are not subject to non-U.S. Law. Notwithstanding anything in this Agreement to the contrary, all actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions, including any action under a Benefit Plan, shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions and SpinCo may make such changes, modifications or amendments to the SpinCo Benefit Plans as may be required by applicable Law, vendor limitations or as are necessary to reflect the Separation.

Section 2.02. Service Credit. As of the Effective Time, the SpinCo Benefit Plans shall, and SpinCo shall cause each member of the SpinCo Group to, recognize each SpinCo Group Employee’s full service with Parent or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was recognized by Parent for similar purposes prior to the Effective Time as if such full service had been performed for a member of the SpinCo Group, for purposes of eligibility, vesting and determination of level of benefits under any SpinCo Benefit Plans.

Section 2.03. Adoption and Transfer and Assumption of Benefit Plans.

(a) Adoption by SpinCo of Benefit Plans. As of no later than the Effective Time (or such other time as is set forth herein), SpinCo shall, or shall cause the members of the SpinCo Group to, adopt Benefit Plans (and related trusts), to the extent applicable, as contemplated and in accordance with the terms of this Agreement, which Benefit Plans are generally intended to contain terms substantially similar in all material respects to those of the corresponding Parent Benefit Plans as in effect immediately prior to the Effective Time.

(b) Retention by SpinCo of SpinCo Plans. From and after the Effective Time, SpinCo shall retain all of the SpinCo Benefits Plans, including all related Liabilities and Assets, and any related trusts and other funding vehicles and insurance contracts of any of such plans other than as specifically provided in this Agreement; provided, however, that SpinCo may make such changes, modifications or amendments to the SpinCo Benefit Plans as may be required by applicable Law or to reflect the Separation Agreement, including limiting participation in any such SpinCo Benefit Plan to SpinCo Group Employees who participated in the corresponding Parent Benefit Plan immediately prior to the Effective Time. Nothing in this Agreement shall preclude SpinCo, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Benefit Plan, any benefit under any SpinCo Benefit Plan or any trust, insurance policy or funding vehicle related to any SpinCo Benefit Plan, or any employment or other service arrangement with SpinCo Group Employees, independent contractors or vendors (to the extent permitted by law).

(c) Plans Not Required to Be Adopted. With respect to any Benefit Plan not addressed in this Agreement, the Parties shall agree in good faith on the treatment of such plan taking into account the handling of any comparable plan under this Agreement and, notwithstanding that SpinCo shall not have an obligation to continue to maintain any such plan with respect to the provision of future benefits from and after the Effective Time, SpinCo shall remain obligated to pay or provide any previously accrued or incurred benefits to the SpinCo Group Employees consistent with Section 2.01(a) of this Agreement.

(d) Information and Operation. Each Party shall use its commercially reasonable efforts to provide the other Party with information describing each Benefit Plan election made by an Employee or Former Employee that may have application to such Party’s Benefit Plans from and after the Effective Time, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections, including any beneficiary designations. Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(e) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Separation Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the Parent Group or member of the SpinCo Group on the part of any Employee or Former Employee.

(f) Transition Services. The Parties acknowledge that, in addition to the Welfare Transition Services Agreement, the Parent Group or the SpinCo Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(g) Beneficiaries. References to Parent Group Employees, Former Employees, SpinCo Group Employees, and current and former non-employee directors of either Parent or SpinCo shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01. Active Employees.

(a) Assignment and Transfer of Employees. Effective as of no later than the Effective Time and except as otherwise agreed by the Parties, (i) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the SpinCo Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent Human Resources department or otherwise taken in accordance with applicable Law) (collectively, the “SpinCo Group Employees”) is employed by a member of the SpinCo Group as of immediately after the Effective Time and (ii) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Parent Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent Human Resources department or otherwise taken in accordance with applicable Law) and any other individual employed by the Parent Group as of the Effective Time who is not a SpinCo Group Employee (collectively, the “Parent Group Employees”) is employed by a member of the Parent Group as of immediately after the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) Employees with Work Visas or Permits; License to Do Business. Notwithstanding anything to the contrary in this Section 3.01, a SpinCo Employee who, immediately prior to the Effective Time, is employed pursuant to a work or training visa or permit that authorizes employment only by a member of the Parent Group shall remain employed by such member of the Parent Group following the Effective Time until the visa or permit is amended or a new visa or permit is granted to authorize employment by a member of the SpinCo Group. Any such SpinCo Employee shall be treated as a SpinCo Delayed Transfer Employee for purposes of this Agreement. As of the Effective Time, the applicable member of the Parent Group shall cease to serve and SpinCo shall commence to serve as the sponsoring and petitioning employer for U.S. immigration law purposes with respect to Delayed SpinCo Employees. SpinCo shall assume all immigration-related obligations and liabilities that have arisen or will hereafter arise in connection with the submission of petitions, applications or other filings to certain US government authorities within the U.S. Department of Homeland Security (U.S. Citizenship and Immigration Services, Immigration and Customs Enforcement, and Customs and Border Protection), the U.S. Department of Labor or the U.S. Department of State (including any U.S. embassy or consular post) requesting the grant of employment-based nonimmigrant and immigrant visa benefits on behalf of these persons. The Parties intend that SpinCo (by agreeing to employ the SpinCo Employees and agreeing, as a sponsoring employer, to assume the immigration-related obligations and liabilities described above) shall be considered the successor in interest to the applicable member of the Parent Group for U.S. immigration law.

(c) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Parent Group or any member of the SpinCo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law. Except as provided in this Agreement, this Agreement shall not limit the ability of the Parent Group or the SpinCo Group to change the position, compensation or benefits of any Employees for performance-related, business or any other reason.

(d) Severance. The Parties acknowledge and agree that the Separation, the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any SpinCo Group Employee or Parent Group Employee to severance payments or benefits, except as otherwise required by applicable Laws.

(e) Not a Change in Control. The Parties acknowledge and agree that neither the consummation of the Separation, the Distribution nor any transaction contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement shall be deemed a “change in control,” “change of control” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Parent Group or member of the SpinCo Group and except as provided in this Agreement or as otherwise required by applicable law or Individual Agreement, no provision of this Agreement shall be construed to accelerate any vesting or create a right or entitlement to any compensation or benefits on the part of any Employee.

(f) Payroll and Related Taxes. SpinCo shall (i) be responsible for all payroll obligations, Tax withholding and reporting obligations, and associated government audit assessments; and (ii) furnish a Form W-2 or similar earnings statement, in each case, for all Employees employed by a member of the SpinCo Group with respect to the period during which they were employed by a member of the SpinCo Group before the Distribution Date and for all SpinCo Group Employees following the Effective Time. Parent shall (A) be responsible for all payroll obligations, Tax withholding and reporting obligations, and associated government audit assessments; and (B) furnish a Form W-2 or similar earnings statement, in each case, for all Employees employed by a member of the Parent Group with respect to the period during which they were employed by a member of the Parent Group before Distribution Date and for all Parent Group Employees following the Effective Time.

Section 3.02. Individual Agreements.

(a) Assignment by Parent or SpinCo. To the extent necessary, Parent shall assign, or cause an applicable member of the Parent Group to assign, to SpinCo or another member of the SpinCo Group, as designated by SpinCo, Individual Agreements, with such assignment to be effective as of no later than the Distribution Date; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Distribution Date, each member of the SpinCo Group shall be considered to be a successor to each member of the Parent Group, for purposes of, and a third-party beneficiary with respect to, such agreement, such that each member of the SpinCo Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the SpinCo Group; provided, further, that in no event shall Parent be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a SpinCo Employee for action taken in such individual’s capacity as a SpinCo Employee other than on behalf of the SpinCo Group as requested by the SpinCo Group in its capacity as a third-party beneficiary.

(b) Assumption by SpinCo and Parent. Effective as of no later than the Distribution Date, SpinCo shall, or shall cause the members of the SpinCo Group to, assume and honor any Individual Agreement, including any obligations thereunder to which any SpinCo Group Employee is a party with any member of the Parent Group.

Section 3.03. SpinCo Delayed Transfer Employees. In the case of a SpinCo Employee who is employed by a member of the Parent Group as of immediately prior to the Effective Time and whose employment cannot commence with, or be transferred to, the SpinCo Group or whose transfer of employment to the SpinCo Group is otherwise delayed (a “SpinCo Delayed Transfer Employee”), the Parties shall cooperate in good faith to cause such SpinCo Delayed Transfer Employee to provide services to the SpinCo Group while remaining employed by the Parent Group until such time as such SpinCo Delayed Transfer Employee’s employment can be transferred to the SpinCo Group or otherwise terminates with the Parent Group. The Parties shall cooperate in good faith to cause each SpinCo Delayed Transfer Employee to commence employment with a member of the SpinCo Group as soon as reasonably practicable following the Closing Date as permitted by applicable Law in such a manner that, to the maximum extent practical, does not trigger the right of such SpinCo Employee to redundancy, severance, termination or similar pay and is otherwise consistent with the terms and conditions of this Agreement and applicable Law or Labor Agreement. In respect of the SpinCo Delayed Transfer Employees, unless otherwise specified, references to “Effective Time” and “Distribution Date” shall be treated as references to the first date and time at which the applicable SpinCo Delayed Transfer Employee’s employment commences with or transfers to a member of the SpinCo Group. Notwithstanding the delayed transfer of a SpinCo Delayed Transfer Employee, from and after the Effective Time or, if earlier, the date of the applicable SpinCo Delayed Transfer Employee’s termination of employment (the “SpinCo Delayed Employment Period”), any Liability related to a SpinCo Delayed Transfer Employee in respect of the SpinCo Delayed Employment Period (including with respect to compensation and benefits paid by Parent) shall be considered a SpinCo Liability; provided that, during such period, the SpinCo Group shall receive the benefit of such SpinCo Delayed Transfer Employee’s services.

Section 3.04. Consultation with Labor Representatives; Labor Agreements. The Parties shall cooperate to notify, inform and/or consult with any labor union, works council or other labor representative regarding the Separation and Distributions to the extent required by Law or a Labor Agreement. No later than as of immediately before the Effective Time, (a) SpinCo shall have taken, or caused another member of the SpinCo Group to take, all actions that are necessary (if any) for SpinCo or another member of the SpinCo Group to (i) assume any Labor Agreements in effect with respect to SpinCo Group Employees (excluding obligations thereunder with respect to any Parent Group Employees or Former Employees, to the extent applicable) and (ii) unless otherwise provided in this Agreement, assume and honor any obligations of the Parent Group under any Labor Agreements as such obligations relate to SpinCo Group Employees, and (b) Parent shall have taken, or caused another member of the Parent Group to take, all actions that are necessary (if any) for Parent or another member of the Parent Group to (i) assume any Labor Agreements in effect with respect to Parent Employees and Former Employees (excluding obligations thereunder with respect to any SpinCo Group Employees) and (ii) assume and honor any obligations of the SpinCo Group under any Labor Agreements as such obligations relate to Parent Group Employees and Former Employees.

Section 3.05. Non-Solicitation.

(a) Each Party agrees that, for a period of 24 months from the Effective Time, such Party shall, and shall cause each member in its Group, to not solicit for employment, or hire, any individual who is an employee of a member of the other Group as of immediately prior to the Effective Time (“Restricted Employees”); provided that the foregoing restrictions shall not apply to: (i) any Restricted Employee who terminates employment at least 12 months prior to the applicable solicitation or hire, (ii) the solicitation or hire of a Person whose employment was involuntarily terminated by the employing Party in a severance qualifying termination before the employment discussions with the soliciting or hiring Party commenced, and (iii) any Restricted Employee whose prospective employment is agreed to in writing by both the Chief Human Resources Officer of the soliciting Party and the Chief Human Resources Officer of the employing Party, or in the case of a Restricted Employee who is not currently employed, the Party who last employed Restricted Employee. The Parties acknowledge that certain Parent Employees will be providing transition services to the SpinCo Group, and the SpinCo Group may desire to offer such Parent Employees employment with the SpinCo Group following the conclusion of the applicable transition services period, and the Parties agree to cooperate in good faith to consider authorization of exceptions to this provision with respect to such Parent Employees.

(b) Remedies; Enforcement. Each Party acknowledges and agrees that (i) injury to the employing Party from any breach by the other Party of the obligations set forth in this Section 3.05 would be irreparable and impossible to measure and (ii) the remedies at Law for any breach or threatened breach of this Section 3.05, including monetary damages, would therefore be inadequate compensation for any loss and the employing Party shall have the right to specific performance and injunctive or other equitable relief in accordance with this Section 3.05, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Each Party understands and acknowledges that the restrictive covenants and other agreements contained in this Section 3.05 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 3.05 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 3.05 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.

ARTICLE IV

EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01. Generally. Each Parent Award that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, effective immediately prior to the Effective Time, the Parent Compensation Committee may provide for different adjustments with respect to some or all Parent Awards to the extent that the Parent Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the Parent Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Before the Effective Time, the SpinCo LTIP shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02. Equity Incentive Awards.

(a) SAR Awards. Each Parent SAR Award that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Parent Group Employee or Former Employee. If the holder is a Parent Group Employee or Former Employee, such award shall be converted, as of the Effective Time, into a Post-Separation Parent SAR Award and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent SAR Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(A) the number of Parent Shares underlying such Post-Separation Parent SAR Award shall be equal to the product, rounded down to the nearest whole share, of (I) the number of Parent Shares underlying the corresponding Parent SAR Award immediately prior to the Effective Time, multiplied by (II) the Parent Ratio; and

(B) the per-share exercise price of such Post-Separation Parent SAR Award shall be equal to the quotient, rounded up to the nearest cent, of (I) the per-share exercise price of the corresponding Parent SAR Award immediately prior to the Effective Time, divided by (II) the Parent Ratio.

Notwithstanding anything to the contrary in this Section 4.02(a), the exercise price, the number of Parent Shares underlying each Post-Separation Parent SAR Award and the terms and conditions of exercise of such awards shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(ii) SpinCo Group Employee. If the holder is a SpinCo Group Employee, such award shall be converted, as of the Effective Time, into a SpinCo SAR Award and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent SAR Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(A) the number of SpinCo Shares underlying such SpinCo SAR Award shall be equal to the product, rounded down to the nearest whole share, of (I) the number of Parent Shares subject to the corresponding Parent SAR Award immediately prior to the Effective Time, multiplied by (II) the SpinCo Ratio; and

(B) the per-share exercise price of such SpinCo SAR Award shall be equal to the quotient, rounded up to the nearest cent, of (I) the per-share exercise price of the corresponding Parent SAR Award immediately prior to the Effective Time, divided by (II) the SpinCo Ratio.

Notwithstanding anything to the contrary in this Section 4.02(a), the exercise price, the number of SpinCo Shares underlying each SpinCo SAR Award and the terms and conditions of exercise of such awards shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) TVU Awards. Each Parent TVU Award that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Parent Group Employee. If the holder is a Parent Group Employee, or Parent Non-Employee Director (other than a Transferred Director) such award shall be converted, as of the Effective Time, into a Post-Separation Parent TVU Award and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and settlement) after the Effective Time as were applicable to such Parent TVU Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Parent Shares subject to such Post-Separation Parent TVU Award shall be equal to the product, rounded to the nearest whole share, of (A) the number of Parent Shares subject to the corresponding Parent TVU Award immediately prior to the Effective Time, multiplied by (B) the Parent Ratio.

(ii) SpinCo Group Employee. If the holder is a SpinCo Group Employee, such award shall be converted, as of the Effective Time, into a SpinCo TVU Award and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to settlement and vesting) after the Effective Time as were applicable to such Parent TVU Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of SpinCo Shares subject to such SpinCo TVU Award shall be equal to the product, rounded to the nearest whole share, of (A) the number of Parent Shares subject to the corresponding Parent TVU Award immediately prior to the Effective Time, multiplied by (B) the SpinCo Ratio.

(c) PSU Awards. As of the Effective Time, Parent PSU Awards shall be treated as set forth below.

(i) Parent Group Employee. If the holder is a Parent Group Employee, such award shall remain subject to the same terms and conditions (including with respect to vesting and settlement) after the Effective Time as were applicable to such Parent Performance Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Parent Shares subject to such Parent PSU Award shall be equal to the product, rounded to the nearest whole share, of (A) the number of Parent Shares subject to such Parent PSU Award immediately prior to the Effective Time, multiplied by (B) the Parent Ratio; and, provided, further, that the Compensation Committee of the Parent Board may authorize such adjustments to the performance goals underlying the applicable Parent PSU Award as it determines to be appropriate to reflect the impact of the Separation.

(ii) SpinCo Group Employee. Prior to the Effective Time, the Parent Board shall determine the level of performance achieved with respect to each Parent PSU Award held by a SpinCo Group Employee that is outstanding as of immediately prior to the Effective Time and shall determine the resulting number of Parent Shares that shall remain subject to such Parent PSU Award (with the remaining Parent Shares subject to such Parent PSU Award shall be forfeited). Such award shall be converted, as of the Effective Time, into a SpinCo TVU Award and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and settlement) after the Effective Time as were applicable to such Parent PSU Award immediately prior to the Effective Time (other than with respect to performance conditions); provided, however, that from and after the Effective Time, the number of SpinCo Shares subject to such SpinCo TVU Award shall be equal to the product, rounded to the nearest whole share, of (A) the number of Parent Shares subject to the corresponding Parent PSU Award immediately prior to the Effective Time (based on the level of performance determined by Parent Board), multiplied by (B) the SpinCo Ratio.

(d) Miscellaneous Award Terms.

(i) None of the Separation, the Distribution or any employment transfer described in Section 3.01(a) shall constitute a termination of employment for any Employee for purposes of any Post-Separation Parent Award or any SpinCo Award.

(ii) After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Parent LTIP applicable to such award, (x) with respect to Post-Separation Parent Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Parent Omnibus Plan, and (y) with respect to SpinCo Awards, shall be deemed to refer to a “Change in Control” as defined in the SpinCo LTIP.

(iii) For purposes of rounding fractional shares under Section 4.02(b) through (e), a fractional share which equals less than one-half of a share shall be rounded down to the nearest whole share and a fraction share that is equal to or greater than one-half of a share shall be rounded up to the nearest whole share.

(e) Settlement; Tax Reporting and Withholding.

(i) After the Effective Time, Post-Separation Parent Awards, regardless of by whom held, shall be settled by Parent, and SpinCo Awards, regardless of by whom held, shall be settled by SpinCo.

(ii) Upon the vesting, payment or settlement, as applicable, of Post-Separation Parent Awards, Parent shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each Former Employee. Following the Effective Time, if any Post-Separation Parent Award shall fail to become vested, such Post-Separation Parent Award shall be forfeited to Parent, and if any SpinCo Award shall fail to become vested, such SpinCo Award shall be forfeited to SpinCo.

(iii) Without limiting the generality of Section 3.01(f), Parent shall be responsible for all Liabilities (and entitled to the tax deduction) associated with awards that relate to Parent Shares following the Effective Time, and SpinCo shall be responsible for all Liabilities (and entitled to the tax deduction) associated with awards that relate to SpinCo Shares following the Effective Time. In the event the treatment specified in this Section 4.02(e)(iii) does not comply with applicable Law or results in the Party who bore the economic Liability associated with the award not being the Party entitled to the corresponding tax deduction under applicable Law, the Parties agree to negotiate in good faith an alternative treatment that complies with applicable Law and does not result in such adverse economic consequence to a Party.

(f) Cooperation. Each of the Parties shall establish an appropriate administration system to administer, in an orderly manner, (i) exercises of vested Post-Separation Parent SARs, (ii) the vesting and forfeiture of unvested Post-Separation Parent Awards, and (iii) the withholding and reporting requirements with respect to Post-Separation Parent SARs. To the extent necessary, each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for vesting and forfeiture of awards and Tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

(g) Registration and Other Regulatory Requirements. SpinCo agrees to file the appropriate registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the SpinCo Shares authorized for issuance under the SpinCo LTIP Plan, as required pursuant to the Securities Act, not later than the Effective Time and in any event before the date of issuance of any SpinCo Shares pursuant to the SpinCo LTIP Plan. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(g), including, to the extent applicable, compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions. Parent agrees to facilitate the adoption and approval of the SpinCo LTIP Plan.

Section 4.03. Non-Equity Incentive Plans.

(a) The SpinCo Group shall assume or retain all Liabilities with respect to all non-equity incentive awards that would otherwise be payable to SpinCo Employees for any performance periods that are open as of the Distribution Date. The SpinCo Group shall also determine for SpinCo Employees (i) the extent to which established performance criteria (as interpreted by the SpinCo Group, in its sole discretion) have been met, and (ii) the payment level for each SpinCo Employee. The SpinCo Group shall assume all Liabilities with respect to any such incentive awards payable to SpinCo Employees for any performance periods that are open as of the Closing and thereafter, and no member of the Parent Group shall have any obligations with respect thereto.

(b) The Parent Group shall assume or retain all Liabilities with respect to any non-equity incentive awards that would otherwise be payable to Parent Employees or Former Employees for any performance periods that are open as of the Distribution Date. The Parent Group shall also determine for Parent Group Employees or Former Employees (i) the extent to which established performance criteria (as interpreted by the Parent Group, in its sole discretion) have been met, and (ii) the payment level for each Parent Group Employee or Former Employee. The Parent Group shall retain (or assume as necessary) all Liabilities with respect to any such bonus awards payable to Parent Group Employees or Former Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the SpinCo Group shall have any obligations with respect thereto.

(c) From and following the Distribution Date, the SpinCo Group shall assume or retain pursuant to Section 2.03(b) any incentive plan for the exclusive benefit of SpinCo Group Employees, whether or not sponsored by the SpinCo Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.

Section 4.04. Director Compensation. Parent shall be responsible for the payment of any fees for service on the Parent Board that are earned at, before, or after the Effective Time, and SpinCo shall not have any responsibility for any such payments, except as otherwise provided in Section 4.02 or Article VI. With respect to any SpinCo non-employee director, SpinCo shall be responsible for the payment of any fees for service on the Board of Directors of SpinCo that are earned at any time after the Effective Time and Parent shall not have any responsibility for any such payments. SpinCo shall pay fees to SpinCo non-employee directors in respect of the quarter in which the Effective Time occurs; provided that Parent shall pay SpinCo an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to Parent on and prior to the Effective Time as soon as practicable following the Effective Time.

ARTICLE V

U.S. RETIREMENT PLANS

Section 5.01. Parent Defined Benefit Plan. Parent shall assume and retain the Parent Defined Benefit Plan as of the Effective Time and no member of the SpinCo Group shall assume or retain any Liability with respect to the Parent Defined Benefit Plan. Following the Effective Time, no SpinCo Group Employee shall be credited with any additional service under the Parent Defined Benefit Plan; except that for purposes of vesting and eligibility for early retirement subsidies only, any SpinCo Employee participating in the Parent Defined Benefit Plan immediately prior to the Effective Time who does not take a distribution of his or her benefit from the Parent Defined Benefit Plan shall receive credit for his or her continuous service with SpinCo on and after the Effective Time, and, at the Effective Time, SpinCo will reimburse Parent for the estimated costs ($1,980,000 or such amount as the plan’s actuary shall determine prior to the Effective Time) of the subsidy for participating SpinCo Employees. SpinCo Employees participating in the Parent Defined Benefit Pension Plan immediately prior to the Effective Time who continue employment with SpinCo on and after the Effective Time shall be eligible for a temporary supplemental non-elective 401(k) contribution transition benefit (the “Transition Benefit”) under the SpinCo 401(k) Plan. The Transition Benefit will expire in 2024.

Section 5.02. SpinCo 401(k) Plan.

(a) Establishment of Plan. Effective on or before the Distribution Date, SpinCo shall or shall cause the members of the SpinCo Group to adopt and establish the SpinCo 401(k) Plan and a related trust (the “SpinCo 401(k) Trust”), which shall be intended to meet the tax qualification requirements of Section 401(a) of the Code, the tax exemption requirement of Section 501(a) of the Code, and the requirements described in Sections 401(k) and (m) of the Code.

(b) Transfer of Account Balances. As soon as practicable following the Effective Time (or such other times as mutually agreed to by the parties), Parent shall cause the trustee of the Parent 401(k) Plan to transfer from the trust which forms a part of the Parent 401(k) Plan to the SpinCo 401(k) Trust, the account balances of SpinCo Group Employees under the Parent 401(k) Plan, determined as of the date of the transfer. Unless otherwise agreed by the parties, such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans. Any Asset and Liability transfers pursuant to this Section 5.02 shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code and if required, shall be made not less than 30 days after Parent shall have filed the notice under Section 6058(b) of the Code. The parties agree that to the extent that any Assets are not transferred in kind, the Assets transferred will be mapped into an appropriate investment vehicle which may include the SpinCo 401(k) Plan qualified default investment alternative.

(c) Transfer of Liabilities. Effective as of the Effective Time but subject to the Asset transfer specified in Section 5.01(b) above, the SpinCo 401(k) Plan shall assume and be solely responsible for all the Liabilities for or relating to SpinCo Group Employees under the Parent 401(k) Plan. SpinCo shall be responsible for all ongoing rights of or relating to SpinCo Group Employees for future participation (including the right to make payroll deductions) in the SpinCo 401(k) Plan.

(d) SpinCo 401(k) Plan Provisions. The SpinCo 401(k) Plan shall provide that:

(i) SpinCo Group Employees shall be eligible to participate in the SpinCo 401(k) Plan as of the Effective Time to the extent that they were eligible to participate in the Parent 401(k) Plan immediately prior to the Effective Time;

(ii) the account balance of each SpinCo Group Employee under the Parent 401(k) Plan as of the date of the transfer of Assets from the Parent 401(k) Plan (including any outstanding promissory notes relating to outstanding loans) shall be credited to such individual’s account under the SpinCo 401(k) Plan; and

(iii) the SpinCo 401(k) Plan shall assume and honor the terms of all QDROs in effect under the Parent 401(k) Plan in respect of SpinCo Group Employees immediately prior to the Effective Time.

(e) Plan Fiduciaries. For all periods at and after the Effective Time, the parties agree that the applicable fiduciaries of each of the Parent 401(k) Plan and the SpinCo 401(k) Plans, respectively, shall have the authority with respect to the Parent 401(k) Plans and the SpinCo 401(k) Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(f) Determination Letter Request. SpinCo shall submit an application to the IRS as soon as practicable after adoption of the SpinCo 401(k) Plan (but no later than the last day of the remedial amendment period as described in Section 401(b) of the Code and the regulations and IRS pronouncements thereunder) requesting a determination letter that the SpinCo 401(k) Plan meets the qualification requirements under Sections 401(a) and 401(k) of the Code, as applicable, and shall make any amendments reasonably requested by the IRS to receive such a favorable determination letter.

Section 5.03. No Distributions. No SpinCo Group Employee shall be entitled to a right to a distribution of his or her benefit under the Parent 401(k) Plan as a result of the Separation, Distribution or the assignment of his or her transfer of employment contemplated by Section 3.01.

ARTICLE VI

NONQUALIFIED DEFERRED COMPENSATION PLANS

(a) Establishment of SpinCo Deferred Compensation Plan and SpinCo Directors’ Plan. Effective as of no later than the Effective Time, (i) the SpinCo Group shall establish the SpinCo Deferred Compensation Plan, which shall have substantially the same terms as of immediately prior to the Effective Time as the Parent Deferred Compensation Plan other than with respect to portions of the Parent Deferred Compensation Plan that relate to Restoration Plan Benefits; (ii) the SpinCo Group shall establish the SpinCo Directors’ Plan, which shall have substantially the same terms as of immediately prior to the Effective Time as the Parent Directors’ Plan; and (iii) SpinCo shall and shall cause the SpinCo Group Deferred Compensation Plan or the SpinCo Directors’ Plan, as applicable, to assume, as of no later than the Effective Time, all Liabilities under the Parent Deferred Compensation Plan related to the SpinCo Group Employees (other than with respect to Liabilities related to Restoration Plan Benefits) and all Liabilities under the Parent Directors’ Plan related to the Transferred Directors and the Parent Deferred Compensation Plan and Parent Directors’ Plan shall have no further obligations related to the SpinCo Group Employees other than with respect to Restoration Plan Benefits, and to the Transferred Directors from and following the Effective Time. Notwithstanding the foregoing, SpinCo may make such changes, modifications or amendments to the SpinCo Deferred Compensation Plan and the SpinCo Directors’ Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation and Distribution or as SpinCo otherwise determines to be advisable.

(b) Parent Nonqualified Plans. From and after the Effective Time, no SpinCo Group Employees, and Transferred Directors shall participate in or accrue any benefits under the Parent Deferred Compensation Plan or the Parent Directors’ Plan, as applicable, and Parent shall continue to be responsible for Liabilities in respect of Parent Group Employees, Former Employees and Parent Non-Employee Directors under the Parent Nonqualified Deferred Compensation Plan. In addition, Parent shall continue to be responsible for Liabilities in respect of SpinCo Group Employees related to Restoration Plan Benefits.

(c) Distributions. The parties acknowledge that none of the transactions contemplated by this Agreement, the Separation Agreement or any Transaction Document will trigger a payment or distribution of compensation under the Parent Deferred Compensation Plan (other than with respect to the Restoration Plan Benefits accrued by SpinCo Group Employees), SpinCo Deferred Compensation Plan, Parent Directors’ Plan, or SpinCo Directors’ Plan.

ARTICLE VII

WELFARE BENEFIT PLANS

Section 7.01. Welfare Plans.

(a) Welfare Plan Transition Services. For the period beginning at the Effective Time and ending on December 31, 2022, SpinCo Group Employees will continue to participate in the Parent Welfare Plans in which such SpinCo Group Employees participated prior to the Effective Time, on the same terms and conditions as applied to such SpinCo Group Employees prior to the Effective Time. Prior to the Effective Time, the Parties will enter into a Welfare Transition Services Agreement with respect to the continued participation of SpinCo Group Employees in the Parent Welfare Plans. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Welfare Transition Services Agreement.

(b) Establishment of SpinCo Welfare Plans. Except as otherwise provided in this Article VII, as of or before January 1, 2023, SpinCo shall, or shall cause the members of the SpinCo Group to, establish the SpinCo Welfare Plans that generally correspond to the Parent Welfare Plans in which such SpinCo Group Employees participate immediately prior to such date. Beginning on January 1, 2023, SpinCo Group Employees who are employed by SpinCo or members of the SpinCo Group as of such date shall cease participation in all Parent Welfare Plans. Any Liabilities incurred or paid by the Parent Group after December 31, 2022 under the Parent Welfare Plan with respect to SpinCo Group Employees shall be subject to reimbursement by the SpinCo Group in accordance with Section 9.04. Without limiting the generality of Section 9.02, SpinCo may modify the terms of the SpinCo Welfare Plans as it deems necessary and appropriate.

Section 7.02. Vacation, Holidays and Leaves of Absence. As of or before the Effective Time, SpinCo shall, or shall cause the members of the SpinCo Group to, establish the SpinCo PTO Plan, which shall have terms substantially similar in all material respects to those of the corresponding Parent Benefit Plan. From and following the Effective Time, (a) the SpinCo Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each SpinCo Group Employee, unless otherwise required by applicable Law, and (b) the Parent Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Parent Group Employee and Former Employee. Without limiting the generality of Section 9.02, SpinCo may modify the terms of the SpinCo PTO Plan as it deems necessary and appropriate.

Section 7.03. Severance and Unemployment Compensation. As of or before January 1, 2023, SpinCo shall, or shall cause the members of the SpinCo Group to, establish the SpinCo Severance Plan, which shall have terms substantially similar in all material respects to those of the corresponding Parent Benefit Plan. From and following the Effective Time, (a) the SpinCo Group shall retain any and all Liabilities to, or relating to, SpinCo Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time, and (b) the Parent Group shall retain any and all Liabilities to, or relating to, Parent Group Employees and Former Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time. Without limiting the generality of Section 9.02, SpinCo may modify the terms of the SpinCo Severance Plan as it deems necessary and appropriate.

Section 7.04. Workers’ Compensation. With respect to claims for workers’ compensation, (a) the SpinCo Group shall be responsible for claims in respect of SpinCo Group Employees, whether occurring before, at or after the Effective Time, and (b) the Parent Group shall be responsible for all claims in respect of Parent Group Employees and Former Employees, whether occurring before, at or after the Effective Time. The treatment of workers’ compensation claims by SpinCo with respect to Parent insurance policies shall be governed by Section 5.1 of the Separation Agreement.

ARTICLE VIII

NON-U.S. EMPLOYEES

All actions taken under this Agreement with respect to benefits and Liabilities related to SpinCo Group Employees who are residents outside of the United States or otherwise subject to non-U.S. Law shall be subject to and accomplished in accordance with applicable Laws or regulations of countries outside of the United States in the custom of the applicable jurisdictions (including, as set forth in Section 2.01 above, as required by any applicable Labor Agreement). Except as otherwise may be expressly set forth in this Agreement, in the event that such applicable Law does not require Parent and/or SpinCo to take any specific action with respect to any such benefit or Liability, such benefits and Liabilities shall be treated in the same manner as those related to SpinCo Group Employees, respectively, who are residents of the United States and are not subject to non-U.S. Law. For the avoidance of doubt, Parent shall, in consultation with SpinCo, have the authority to adjust any treatment described in this Agreement with respect to SpinCo Group Employees who are located outside of the United States in order to ensure compliance with the applicable Laws or regulations of countries outside of the United States or to preserve the tax benefits provided under local tax law or regulation before the Distribution; provided that the Parties shall take all necessary action to preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Information Sharing and Access.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, each of Parent and SpinCo (acting directly or through members of the Parent Group or the SpinCo Group, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement. Such information shall include information relating to equity awards under stock plans. To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, Parent shall transfer to SpinCo any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to SpinCo Group Employees and other records reasonably required by SpinCo to enable SpinCo properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time. Each Party shall permit the other Party reasonable access to its Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent not inconsistent with this Agreement, the Separation Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related and benefit plan related records after the Effective Time shall be provided to members of the Parent Group and members of the SpinCo Group pursuant to the terms and conditions of Article VI of the Separation Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Parent and SpinCo shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, Actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation Agreement and the requirements of applicable Law.

Section 9.02. Preservation of Rights to Amend. Except as specifically set forth in this Agreement, the rights of each member of the Parent Group and each member of the SpinCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 9.03. Fiduciary Matters. Parent and SpinCo each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 9.04. Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.05. Reimbursement of Costs and Expenses. The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement (the “Requesting Party”) as soon as practicable, but in any event within 30 days of receipt of an invoice detailing all costs, expenses and other Liabilities paid or incurred by the Requesting Party (or any of its Affiliates), and any other substantiating documentation as the other Party shall reasonably request, that are, or have been made pursuant to this Agreement, the responsibility of the other Party (or any of its Affiliates) including those Liabilities, if any, under Section 7.01(b). Each Party shall provide 30 days’ notice if it anticipates sending an invoice hereunder.

Section 9.06. Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 9.07. Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any Third Person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Without limiting the generality of the foregoing, (a) nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan and (b) the provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 9.08. Incorporation of Separation Agreement Provisions. Article X of the Separation Agreement is incorporated herein by reference and shall apply to this Agreement as if set forth herein mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

BECTON, DICKINSON AND COMPANY

By:
Name: [ ]
Title: [ ]

EMBECTA CORP.

By:
Name: [ ]
Title: [ ]

[Signature Page to Employee Matters Agreement]